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                            Cohoes Bancorp, Inc.
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                COHOES BANCORP TO EXPLORE STRATEGIC OPTIONS

COHOES, NEW YORK, September 28, 2000 - Cohoes Bancorp, Inc. (Nasdaq NMS: COHB) announced today that its Board of Directors and management, together with the Company's financial and legal advisors, will immediately begin a comprehensive exploration of all strategic options, which could include the sale of the Company to a larger financial institution. The Company has engaged Keefe, Bruyette & Woods, Inc. to assist in the evaluation of the Company's strategic options.

Harry L. Robinson, President of Cohoes, said "Cohoes Bancorp has a record of solid financial performance and a strong balance sheet. With today's action, the Board of Directors reaffirms its commitment to act in the best interests of all stockholders, as it seeks to maximize the value of our franchise."

As part of its determination to explore strategic options, Cohoes' Board of Directors once again considered the unsolicited tender offer from Ambanc Holding Co. and the price publicly announced by TrustCo Bank Corp. in its proposed unsolicited tender offer. The Board continues to believe that these prices are inadequate and not in the best interests of Cohoes stockholders. "We are confident there are more valuable alternatives to Ambanc and TrustCo, and we strongly recommend that Cohoes stockholders should not tender their shares to either Ambanc or TrustCo," Mr. Robinson said.

"In light of the Board's decision to explore all strategic options, including a sale of the Company, we urge Ambanc and TrustCo to abandon their tender offers and to forego their intended fight for Board seats. We believe that continuation of these efforts by Ambanc and TrustCo will be disruptive, expensive and could delay or impede our efforts to maximize value for all of our stockholders. The same is true with respect to the meritless lawsuit that was previously filed," stated Mr. Robinson.

Cohoes and Hudson River Bancorp jointly announced earlier today the termination of their April 25, 2000 merger agreement. Cohoes and Hudson River also agreed to cap the economic value of their reciprocal stock option agreements in each other at $3.5 million. As a result of the termination of the merger agreement, Cohoes recognized $313,000 of pre-tax merger related expenses in the June 30, 2000 quarter. Cohoes' net income for the year ended June 30, 2000 was restated from $6,077,000 to $5,879,000 and from $.76 to $.74 earnings per share. Mr. Robinson said, "We have the greatest respect for Hudson River as a company and for its directors and officers. While we regret that our merger of equals was not approved, we know that Hudson River will continue to be a company dedicated to meeting the borrowing and savings needs of its customers and the communities it serves."

                                    -MORE-


   This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainty. It should be noted that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or expectations expressed in the forward-looking statements. Cohoes does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
   Cohoes has filed a Solicitation/Recommendation Statement with the United Sates Securities and Exchange Commission in response to the Tender Offer Statement filed by Ambanc Holding Co., Inc. and intends to file a Solicitation/Recommendation Statement in response to any Tender Offer Statement filed by TrustCo Bank Corp NY. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are currently able to obtain, free of charge, the Solicitation/Recommendation Statement filed by Cohoes at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cohoes are available free of charge from the Secretary of Cohoes at 75 Remsen Street, Cohoes, New York 12047, telephone (518) 233-6500.
   Cohoes and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2000 annual meeting of stockholders. INFORMATION ABOUT THE PARTICIPANTS MAY BE OBTAINED THROUGH THE SEC'S WEBSITE FROM THE FORM S-4 REGISTRATION STATEMENT FILED BY HUDSON RIVER BANCORP WITH THE SEC ON JUNE 26, 2000, AS AMENDED.

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